Exhibit 99.1

NextCure Provides Business Update and Reports Full Year 2022 Financial Results

–	Clinical data updates expected in 2023 for all three programs
–	NC525 (LAIR-1 mAb) dosed first patient in a Phase 1 trial in acute myeloid leukemia (AML)
–	Ended 2022 with approximately $160 million in cash that is expected to fund operations into mid-2025

BELTSVILLE, Md. – March 2, 2023 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases, today provided a business update and reported full year 2022 financial results.

“2023 is expected to be a significant year for NextCure as we are anticipating data updates on all three of our clinical programs, starting with NC410, which targets the extracellular matrix,” said Michael Richman, NextCure’s president and chief executive officer. “Backed by a strong cash position, experienced team and integrated development capabilities, we are poised to execute on the continued advancement of our novel pipeline. With more than two years of expected financial runway, we believe we have the financial resources to deliver on our meaningful near-term milestones.”

Business Highlights and Near-Term Milestones

NC410 (LAIR-2 fusion)

●	Continued enrollment in the Phase 1b/2 clinical trial evaluating NC410 in combination with pembrolizumab in patients with immune checkpoint refractory or naïve solid tumors.
●	Phase 1b update is expected in mid-2023.

NC762 (B7-H4 mAb)

●	Continued enrollment in the Phase 1b dose expansion study in patients with solid tumors and high expression of B7-H4.
●	Phase 1b update is expected in the fourth quarter of 2023.

NC525 (LAIR-1 mAb)

●	Dosed first patient in a Phase 1 monotherapy dose escalation and safety study evaluating NC525 in AML patients in February 2023.

●	Initial Phase 1a data is expected in the fourth quarter of 2023.

Financial Guidance

●	NextCure expects its existing cash, cash equivalents and marketable securities will enable it to fund operating expenses and capital expenditures into mid-2025.

Financial Results for Full Year Ended December 31, 2022

●	Cash, cash equivalents, and marketable securities as of December 31, 2022, were $159.9 million as compared to $219.6 million as of December 31, 2021. The decrease of $59.7 million was primarily related to cash used to fund operations, cash used to purchase fixed assets, and changes in the fair value of our marketable securities.
●	Research and development expenses were $54.2 million for the year ended December 31, 2022, as compared to $50.2 million for the year ended December 31, 2021. The increase of $4.0 million was primarily related to higher clinical and personnel costs, partially offset by lower research costs.
●	General and administrative expenses were $21.7 million for the year ended December 31, 2022, as compared to $20.6 million for the year ended December 31, 2021. The increase of $1.1 million was primarily related to higher facility and personnel costs, partially offset by lower professional services costs.
●	Net loss was $74.7 million for the year ended December 31, 2022, as compared with a net loss of $69.4 million for the year ended December 31, 2021. The change in net loss from the previous year was primarily due to higher research and development expenses.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases. Through our proprietary FIND-IO™ platform, we study various immune cells to discover and understand targets and structural components of immune cells and their functional impact in order to develop immunomedicines. Our focus is to bring hope and new treatments to patients who do not respond to current cancer therapies, patients whose cancer progresses despite treatment and patients with cancer types not adequately addressed by available therapies. www.nextcure.com

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our immunomedicines. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and no products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; the unproven approach to the discovery and development of product candidates based on NextCure’s FIND-IO platform; and dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Year Ended
	December 31,
(in thousands, except share and per share amounts)	2022	2021
Operating expenses:
Research and development	$54,199	$50,192
General and administrative	21,710	20,573
Loss from operations	(75,909)	(70,765)
Other income, net	1,176	1,376
Net loss	$(74,733)	$(69,389)
Net loss per common share - basic and diluted	$(2.69)	$(2.51)
Weighted-average shares outstanding - basic and diluted	27,744,209	27,615,977

Selected Balance Sheet Items:
	December 31,	December 31,
(in thousands)	2022	2021
Cash, cash equivalents, and marketable securities	$159,911	$219,591
Total assets	$184,161	$242,386
Accounts payable and accrued liabilities	$9,127	$6,608
Total stockholders' equity	$167,530	$233,386

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com